EXHIBIT 99.1
PRESS RELEASE

Milestone Properties Inc.
150 East Palmetto Park Road - 4th Floor
Boca Raton, FL 33432

                                                          FOR IMMEDIATE RELEASE

Boca Raton, Florida, January 29, 1999 -- Milestone Properties, Inc. (Over-The-Counter Bulletin Board: MPRP / MPRPP) announced today that the Court of Chancery of the State of Delaware has approved, at a hearing held on January 28, 1999 for such purpose, the proposed settlement of a purported class action and derivative lawsuit brought against the Company, certain past and present members of its Board of Directors and executive officers, and Concord Assets Group, Inc. by a holder of the Company's $.78 Convertible Series A Preferred Stock on his own behalf, purportedly on behalf of all holders of the Company's Preferred Stock and derivatively on behalf of the Company.

As previously announced on August 5, 1998, counsel for the Company and the other defendants to the lawsuit entered into an agreement of settlement with plaintiff's counsel in connection with such action. The Court's order approving the settlement will become final on February 28, 1999 unless an appeal is taken, in which case the order would become final upon its affirmance on appeal.

If the Court's order becomes final and the settlement is consummated, (1) each Preferred Stockholder who is eligible to participate in the settlement and who did not properly opt out of the settlement and who owns shares of the Company's Preferred Stock on the date that the settlement is consummated will surrender his or her shares of Preferred Stock to the Company and receive $3.00 in cash from the Company in exchange for each such share and the releases provided for in the settlement agreement; (2) the Company's stockholders will release all derivative claims in connection with the transactions that are the subject of the litigation; (3) the holders of shares of the Company's Preferred Stock between October 23, 1995 and the date on which the settlement is consummated will release any claims they may have against the Company and the other named defendants in connection with the transactions that are the subject of the litigation; and (4) the action will be dismissed.

Milestone, directly and through its wholly owned subsidiaries, is engaged in the business of owning, acquiring, managing, developing and investing in real estate and real estate related assets.



FOR MORE INFORMATION, CONTACT:
Karen Renza, Director of Stockholder Services
Milestone Properties Inc.
561 394 9533   Fax: 561 392 8311